SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated and
related entities (collectively,
"Federated") and various
Federated-sponsored mutual funds
 (Funds) have been named as defendants
 in several class action
lawsuits now pending in the United
 States District Court for the District
of Maryland. The lawsuits were
purportedly filed on behalf of people
 who purchased, owned and/or redeemed
shares of certain Funds
during specified periods beginning
November 1, 1998. The suits are
generally similar in alleging that
Federated engaged in illegal and
improper trading practices including
 market timing and late trading in
concert with certain institutional
 traders, which allegedly caused
 financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any claim
has reached a preliminary settlement
with the Plaintiffs in these cases.
 Any settlement would have to be
approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States District
 Court for the Western District of
 Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro LLP
 to represent the Funds in
each of the lawsuits described in
 the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been defending
this litigation, and none of the Funds
 remains a defendant in
any of the lawsuits. Additional
lawsuits based upon similar allegations
 may be filed in the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits
 is uncertain. Although we do not
 believe that these lawsuits will
have a
material adverse effect on the Funds,
 there can be no assurance that
these suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
 these matters will not result in
increased redemptions, or reduced
 sales of shares of the Funds or other
 adverse consequences for the
Funds.



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